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                                                                    EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Lifeline Systems, Inc. on Form S-8 relating to the Lifeline Systems, Inc. 1995 Employee Stock Purchase Plan of our reports dated February 8, 1995 on our audits of the consolidated financial statements and financial statement schedule of Lifeline Systems, Inc. as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which reports are included or incorporated by reference in the Annual Report on Form 10-K of Lifeline Systems, Inc. for the year ended December 31, 1994.


                                                    /s/ Coopers & Lybrand L.L.P.
                                                        COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
May 19, 1995